SCHEDULE 14A
 (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
 SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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NOVATION COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOVATION COMPANIES, INC.
2114 Central Street, Suite 600
Kansas City, MO 64108
(816) 237-7000

SUPPLEMENT TO THE
PROXY STATEMENT DATED APRIL 25, 2014
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 6, 2014
May 30, 2014
On or about April 25, 2014, the Novation Companies, Inc. (the “Company) mailed to its shareholders of record a notice of internet availability of proxy materials containing instructions on how to access through the Internet the Company’s proxy statement as supplemented and modified (the “Proxy Statement”) and the annual report. The Proxy Statement described the matters to be voted on at the 2014 Annual Meeting of Shareholders to be held on June 6, 2014 (the “2014 Annual Meeting”), including a proposal to approve and adopt the First Amendment to the Company’s Amended and Restated 2004 Incentive Stock Plan, as amended from time to time (the “2004 Plan”), to increase the number of shares of the Company’s common stock reserved for issuance under the 2004 Plan to a total of 9,500,000 (“Proposal 4”).
To address the concern of certain shareholders that the 2004 Plan permits the replacement of underwater Stock Options (as defined in the 2004 Plan) with new awards without shareholder approval, the Company’s Board of Directors amended the existing 2004 Plan. Accordingly, on May 29, 2014, the Board of Directors approved an amendment to the 2004 Plan to prohibit repricing of Stock Options and Stock Appreciation Rights (as defined in the 2004 Plan). The 2004 Plan was revised:
1. by adding Clause (A) to Section 2(a)(xi), as follows:
Section 2(a)    Authority of the Administrator. The Plan shall be administered by the Administrator. Subject to the terms of the Plan, the Committee’s charter (if applicable) and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Administrator shall have the authority:
(xi)    to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting or restriction, or the term of any outstanding Award; provided, however, that (A) any such modification or amendment is permitted only if consistent with the terms of Section 5(c)(vii) and Section 6(d) of this Plan and (B) if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;
2. by adding Section 5(c)(vii), as follows:
Section 5(c)(vii) No Repricing. Except as provided in Section 3, without the approval of the Company’s stockholders the exercise price of an Stock Option may not be reduced after the grant of the Stock Option and a Stock Option may not be surrendered in consideration of, or in exchange for, the grant of a new

Stock Option having an exercise price below that of the Stock Option that was surrendered, Stock, cash, or any other Award.
3. by addition Section 6(d), as follows:
Section 6(d) No Repricing. Except as provided in Section 3, without the approval of the Company’s stockholders the price of a Stock Appreciation Right may not be reduced after the grant of the Stock Appreciation Right, and a Stock Appreciation Right may not be surrendered in consideration of, or in exchange for, the grant of a new Stock Appreciation Right having a price below that of the Stock Appreciation Right that was surrendered, Stock, cash, or any other Award.
A copy of the 2004 Plan, as amended, is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on May 30, 2014 with the Securities and Exchange Commission (“SEC”). Shareholders may obtain, free of charge, a copy of such Current Report on Form 8-K and the 2004 Plan (including the amendment described herein) at the SEC’s website, www.sec.gov.
As a result of these changes to the 2004 Plan, the summary of the 2004 Plan appearing in the last paragraph under the heading “Administration” in Proposal 4 of the Proxy Statement is deleted in its entirety and replaced with the following:
The Administrator has authority to (i) amend any outstanding Awards, provided, however, that the Administrator may not reprice any outstanding Options or Stock Appreciation Rights without shareholder approval (ii) determine the duration and purpose of leaves of absences which may be granted to a participant without constituting termination of their employment for purposes of the 2004 Plan, (iii) make decisions with respect to outstanding Awards and the 2004 Plan necessary upon a change in corporate control, and (iv) accelerate vesting of an Award or the time at which an Award may first be exercised.
If any shareholder has already voted, such vote will be counted on Proposal 4. If any shareholder, who has already voted, would like to change his or her vote on any matter, such shareholder may revoke his or her proxy before it is voted at the 2014 Annual Meeting by delivering a written statement to the Corporate Secretary that the proxy is revoked, by presenting a later-dated proxy, or by attending the 2014 Annual Meeting and voting in person. If any shareholder would like a new proxy or has any questions, he or she should contact Investor Relations, 2114 Central Street, Suite 600, Kansas City, MO 64108, (816) 237-7000, Email: ir@novationcompanies.com.
This Supplement to the Proxy Statement is first being released on or about May 30, 2014, and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ W. Lance Anderson
W. Lance Anderson
Chairman of the Board

Kansas City, Missouri
May 30, 2014